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                                                                    Exhibit 4.5A


                                   DIDAX INC.

                             STOCK OPTION AGREEMENT

For value received, and subject to all the provisions hereof and to all of the terms and conditions of the 1997 Stock Option Plan ("The Plan"), as amended April 6, 1998, incorporated by this reference herein, DIDAX INC., a Delaware corporation (the "Company"), hereby grants to the Optionee named below (the "Optionee") a Non-Qualified Stock Option ("option") to purchase shares of its Common Stock, par value $.01 per share (the "Common Stock"), at the option price set forth as follows:

         Optionee                                  ________________________


         Number of shares of  Common Stock
         as to which the option is granted         ________________________


         Option Price per Share of Common Stock    ________________________


         Date of option grant                      ________________________


         Expiration of option                      ________________________


Date of Exercise:

Number of shares of Common Stock and dates exercisable under the option as determined by the Compensation Committee or the Board of Directors are as follows:

__________shares commencing________________________


1. Relationship to Plan: This option is granted pursuant to the Company's 1997 Stock Option Plan effective April 11, 1997, as amended April 6, 1998, and is in all respects subject to the terms, conditions and definitions of the Plan (including, but not limited to, provisions concerning exercise, restrictions on options, termination, nontransferability and adjustment of the number of shares subject to this option and the exercise price thereof). The Optionee hereby accepts this option subject to all the terms and provisions of the Plan. The Optionee further agrees that all decisions under and interpretations of the Plan by the Board of Directors (the "Board") or the Compensation Committee (the "Committee") established under the Plan shall be final, binding and conclusive upon the Optionee and his or her heirs.

2. Time of Exercise. This option may be exercised on or after the Date of Exercise from time to time in full or in part and shall remain exercisable (subject to the provisions of the Plan) until the earlier of (i) the date as of which the Optionee has exercised the option as to all shares subject hereto, or
(ii) the expiration of 10 years following the Option Date.

3. Methods of Exercise. This option shall be exercisable, in whole or in part, by a written notice to the Company that specifies the date of grant of the option being exercised, and the number of shares to be purchased. The notice shall be accompanied by payment of the full amount of the option price by either
(i) cash or check payable to the Company, or (ii) by the delivery to the Company of shares of the Company's stock having a value equal to the exercise price and having been owned by the optionee for a minimum of six months. Upon receipt of such payment, the Company will thereafter deliver or cause to be delivered to the Optionee (or if any other individual or individuals are exercising this option, to such individual or individuals) at the office of the Company, a certificate or certificates for the number of shares with respect to which this option is being exercised, registered in the name or names of the individual or individuals exercising the option; provided, however, that if any law or regulation or order of the Securities and Exchange Commission or other body having jurisdiction in the premises shall require the Company or Optionee (or other individual or individuals exercising this option) to take any action in connection with the shares being purchased, the delivery of the certificate or certificates for such shares shall be delayed until such action has been taken.
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4. Purchase For Investment. This option is granted on the condition that the purchase of shares of Common Stock hereunder shall be for the account of the Optionee (or other individual or individuals exercising this option) for investment purposes and not with a view to the resale or distribution thereof, except that such condition shall be inoperative if the offering and sale of shares subject to the option is registered under the Securities Act of 1933, as amended, or if in the opinion of counsel for the Company such shares may be resold without registration. At the time of any exercise of the option, the Optionee (or other individual or individuals exercising this option) will execute such further agreements as the Company may require to implement the foregoing condition and to acknowledge the Optionee's (or such other individual's) familiarity with restrictions on the resale of the shares under applicable securities laws.

5. Nontransferability of Option. Except as provided in Section 9(g) of the Plan, options shall not be transferable by the Optionee otherwise than by will or the laws of descent or distribution, and options shall be exercisable during the Optionee's lifetime only by him or her.

6. Termination. Except as provided in the Plan, this option shall terminate and may no longer be exercised if the Optionee ceases for any reason to be an employee of the Company.

7. Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. It shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.

8. Miscellaneous. The Optionee shall have no rights as a stockholder with respect to the shares subject to this option until the exercise of the option and the issuance of a stock certificate for the shares with respect to which the option shall have been exercised. Nothing herein contained shall impose any obligation on the Company or the Optionee with respect to the Optionee's employment by the Company. Nothing herein contained shall impose any obligation upon the Optionee to exercise the option.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate by its duly authorized representative and Optionee has accepted the terms described herein and executes this Agreement in duplicate.

                           DIDAX  INC.

                           By _____________________

                           Title __________________

                           OPTIONEE

                           ________________________
                           Signature

                           ________________________
                           Social Security Number




                           ________________________________________________
                           Optionee Address